Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 23, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Advanced Pipe Fitting Technologies, Inc.
Reno, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-1/A, Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Advanced Pipe Fitting Technologies, Inc. of our report dated January 8, 2010, relating to the financial statements of Advanced Pipe Fitting Technologies, Inc., a Nevada Corporation, as of and for the period ending October 31, 2009, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan